Exhibit 99.1

Name

Address

City, State ZIP

Dear Fellow SDSP Member,

On behalf of the Board of Managers of South Dakota Soybean Processors (“SDSP”), I am pleased to announce the distribution of $6.4 million in 2006 earnings.  Your portion of this amount is shown below.

After a tough couple of years previously, Fiscal Year 2006 has been one of our more prosperous years for crushing soybeans.  We generated consolidated net income of approximately $7.65 million or approximately $0.25 per unit.  The distribution represents a return of approximately $0.21 per unit or 84% of consolidated net income.

2006 Cash Distribution                        $ XX,XXX

Since our 1996 inception, SDSP has returned to its members 78% of its consolidated net income or more than $33.3 million.  During this time period, one original unit has been split on two separate occasions and is now equal to three (3) units.

SDSP is carefully pursuing strategies to add value to your investment in the soybean industry.  We continue to explore our options in the renewable fuels industry and wish to proceed in a manner that is in the best long-term interest of you, the investor.  Our investment in renewable polyurethane products (USSC) has recently experienced new developments within the auto industry, and we are optimistic that our efforts will pay off in the near future.

Thank you for your support of SDSP and value added agriculture.

Sincerely,

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Bryce Loomis,

President, Board of Managers

Statements made in this letter about South Dakota Soybean Processors, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.

P.O. Box 500 ∙ 100 Caspian Avenue, Volga, SD 57071 ∙ Phone 605-627-9240 FAX 605-627-5869